T. Rowe Price TAX-Efficient Funds, INC.

on behalf of

T. Rowe Price TAX-EfFICIENT GROWTH FUND

T. Rowe Price Tax-EFFICIENT MuLTI-CAP GROWTH FUND

limited Power of Attorney

RESOLVED, that the above Corporations do hereby constitute and authorize Edward C. Bernard, Joel H. Goldberg and David Oestreicher, and each of them individually, as their true and lawful attorneys-in-fact and agents to take any and all action and execute any and all instruments which said attorneys and agents may deem necessary or advisable to effect the reorganization of T. Rowe Price Tax-Efficient Growth Fund ("Tax-Efficient Growth Fund") into T. Rowe Price Tax-Efficient Multi-Cap Growth Fund ("Tax-Efficient Multi-Cap Growth Fund"). Said attorneys-in-fact and agents are authorized to perform any and all acts necessary and appropriate with respect to the liquidation of Tax-Efficient Growth Fund and the transfer of substantially all of its assets to Tax-Efficient Multi-Cap Growth Fund in exchange for shares of Tax-Efficient Multi-Cap Growth Fund, including but not limited to the following: signing the names of each of such directors and officers on his behalf to file with the Securities and Exchange Commission Form N-14 or Form N-1A and any amendments thereto, including all exhibits thereto and other documents in connection therewith; preparing, filing, and mailing of proxy materials; executing an Agreement and Plan of Reorganization between Tax-Efficient Growth Fund and Tax-Efficient Multi-Cap Growth Fund; signing and filing any Articles of Amendment, Articles of Dissolution, or other necessary documents with the State of Maryland; and sign and perform each and every act necessary or required by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Company Act of 1940, as amended, or Maryland General Corporation Law.

RESOLVED, that any and all powers of attorney granted by the above Corporations and their directors and officers that are currently in effect hereby remain in full force and effect. Nothing in this grant of Power of Attorney shall be construed to interrupt, alter or revoke any of the powers granted to named attorneys and agents by the above Corporations and their directors and officers in the Power of Attorney dated April 22, 2009.

RESOLVED, that this Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original and both of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the above named Corporations have caused these presents to be signed and the same attested by its Secretary, each thereunto duly authorized by its Board of Directors, and each of the undersigned has hereunto set his hand and seal as of the day set opposite his name.

/s/Edward C. Bernard Edward C. Bernard	Chairman of the Board (Principal Executive Officer) Director	May 14, 2009
/s/Gregory K. Hinkle Gregory K. Hinkle	Treasurer (Principal Financial Officer)	May 14, 2009
/s/Jeremiah E. Casey Jeremiah E. Casey	Director	May 14, 2009
/s/Anthony W. Deering Anthony W. Deering	Director	May 14, 2009
/s/Donald W. Dick, Jr. Donald W. Dick, Jr.	Director	May 14, 2009
/s/Karen N. Horn Karen N. Horn	Director	May 14, 2009
/s/Theo C. Rodgers Theo C. Rodgers	Director	May 14, 2009
/s/Brian C. Rogers Brian C. Rogers	Director	May 14, 2009
/s/John G. Schreiber John G. Schreiber	Director	May 14, 2009
/s/Mark R. Tercek Mark R. Tercek	Director	May 14, 2009

ATTEST:

/s/Patricia B. Lippert
Patricia B. Lippert, Secretary

edgagreementsPower of AttorneyTEG-TMCMergerPOA.fm

Power of Attorney
May 14, 2009